EXHIBIT 99.1
IDM PHARMA ANNOUNCES ACCEPTANCE FOR REVIEW OF THE NDA FOR JUNOVAN™ (mifamurtide)
Irvine, CA — December 26, 2006 — IDM Pharma, Inc. (NASDAQ:IDMI) announced today that the U.S. Food and Drug Administration (FDA) has accepted for review IDM’s New Drug Application (NDA) for Junovan™ (mifamurtide for injection). Junovan is intended for use in the treatment of patients with newly diagnosed resectable high grade osteosarcoma following surgical resection in combination with multiple agent chemotherapy.
FDA has agreed the file is sufficiently complete to allow substantive review, on a standard review basis, contingent upon IDM’s commitment to provide pharmacokinetic data for the to-be-marketed Junovan product within approximately three months. The pharmacokinetic data in the submission were collected following administration of the product previously manufactured by Ciba-Geigy. The additional data that IDM has committed to obtain will provide information on the pharmacokinetic behavior of the IDM-manufactured product when administered in the clinical setting.
The European Marketing Authorization Application (MAA) for the drug (known as Mepact™ in Europe) is under review by the European Medicines Agency (EMEA) with the official review start date of November 22, 2006, following validation of the application as electronic common technical document (eCTD).
The Junovan marketing applications include efficacy and safety data from 678 patients with non-metastatic resectable osteosarcoma, 332 of whom received Junovan, and from 115 patients with metastatic or unresectable osteosarcoma, 39 of whom received Junovan in the controlled Phase III trial conducted by the Pediatric Oncology Group (POG) and the Children’s Oncology Group (COG), sponsored by the Division of Cancer Treatment and Diagnosis of the National Cancer Institute (NCI). The biological effects and safety of Junovan are further supported by data from 17 Phase I and II clinical studies performed by Ciba-Geigy in which an additional 248 patients received at least one dose of Junovan.
Jean-Loup Romet-Lemonne, M.D., President and CEO of IDM, stated that “The acceptance of the file for review marks a major milestone in the development of this novel immunotherapy approach which we believe will address significant unmet medical needs of children and young adults with osteosarcoma. We look forward to working closely with both regulatory agencies to respond to any questions resulting from the reviews as quickly as possible with the hope that Junovan will be made available to improve the outcome of these young patients for whom very few new therapeutic options have been made available over the last two decades.”

About the Phase III trial
Junovan (mifamurtide — Liposomal Muramyl Tripeptide Phosphatidyl Ethanolamine MTP-PE) is selectively delivered to marcrophages via the scavenger lipoprotein receptor pathway, activating the tumoricidal activity through the cytoplasmic Nod2 receptor. When administered in combination with chemotherapy and after tumor resection, osteosarcoma patients in the phase III trial, patients receiving Junovan had a significant improvement in Disease Free Survival (DFS) (p<0.0245) and Overall Survival (OS) (p<0.0183). At 6 years, the probability of survival when Junovan is combined with adjuvant chemotherapy is 77% (95%CI:72-83%) compared to 66% (95%CI:59-73%) without Junovan, a clinically meaningful finding in a pediatric population where the longer the survival, the greater the chance that the patient is cured of cancer. Additional survival data from the COG (median follow up of 7.7 years) supports the survival benefit of Junovan in the treatment of non-metastatic osteosarcoma. The most common adverse events include chills, fever, nausea, vomiting, myalgia, headache, tachycardia (fast heart rate), hypo- and hypertension, fatigue and shortness-of-breath, generally mild to moderate in nature and consistent with the activation of monocytes and macrophages by Junovan and the flu-like symptoms that follow cytokine release.
About Osteosarcoma
About 3% of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly develops in teenagers who are experiencing their adolescent growth spurt. Osteosarcoma is an orphan disease and there are approximately 1000 new cases in the US each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group (http://www.curesearch.org/our_research/index_sub.aspx?id=1761), the survival of children with osteosarcoma has remained at 60-65% since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.
About IDM Pharma
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM is currently developing two types of products: the first is designed to destroy cancer cells by activating innate immunity, and the second to prevent tumor recurrence by triggering a specific adaptive immune response.
IDM currently has 5 products in clinical development. The most advanced product, Junovan™, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and one is in Phase I in colorectal cancer.
IDM has a major product development partnership with SANOFI-AVENTIS in cancer immunotherapy. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.

IDM Pharma Safe Harbor Statement
This press release includes forward-looking statements that reflect management’s current views of future events including the timeframe for which the Company’s cash will be sufficient to meet its operating requirements, statements regarding the filing and potential approval of the submissions for marketing approval of Junovan made with the FDA and the EMEA, and the Company’s intention to contain its expenses and focus on its two lead product candidates. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to, the timing of the FDA’s and EMEA’s review of the submissions for marketing approval, the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner, the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for Junovan, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group as adequate for their assessment of Junovan, which may cause delays in review, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval, whether regulatory authorities will approve Junovan within the time frame expected by the Company or at all, and whether the Company will be able to manufacture Junovan even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the uncertainty of the Company’s future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2005 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Jackie Fritz
Senior Director Administration and Human Resources
(949) 470-4751